As filed with the Securities and Exchange Commission on December 14, 2006

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PURE CYCLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-0705083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8451 Delaware St.
Thornton, Colorado 80260
Telephone: 303-292-3456
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Harding
President and CFO
8451 Delaware St.
Thornton, Colorado 80260
Telephone: 303-292-3456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Wanda J. Abel
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, 1/3 of $.01 par value	1,656,697	$8.14	$13,485,514	$1442.95

(1)          Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2)          Estimated solely for the purpose of computing the registration fee.  The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low sales price per share of our common stock on December 11, 2006, as reported on the NASDAQ Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell these securities and neither Pure Cycle Corporation nor the selling stockholder is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 14, 2006

PROSPECTUS

1,656,697 SHARES

PURE CYCLE CORPORATION

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 1,656,697 shares of common stock, 1/3 of $.01 par value.  See “Selling Stockholders.”  We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Pure Cycle Corporation’s common stock is listed on the NASDAQ Capital Market under the symbol “PCYO.”  On December 11, 2006, the last reported sales price of our common stock on the NASDAQ Capital Market was $8.22 per share.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2006.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

As used in this prospectus, the terms “Pure Cycle,” “we,” “our,” “ours” and “us” refer to Pure Cycle Corporation.  When we refer to “shares” throughout this prospectus, we include all rights attaching to our shares of common stock under any stockholder rights plan then in effect.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The use of any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements include comments regarding our ability to market and sell our water in new communities.  These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.  We cannot assure you that any of our expectations will be realized.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation, the timing of development of the areas where we may sell our water, including uncertainties related to the development of projects we currently have under contract, the market price of water, changes in applicable statutory and regulatory requirements, uncertainties in the estimation of water available under decrees, costs of delivery of water and treatment of wastewater, uncertainties in the estimation of costs of construction projects, the strength and financial resources of our competitors, our ability to find and retain skilled personnel, climatic and weather conditions, labor relations, availability and cost of material and equipment, delays in anticipated permit and construction dates, environmental risks, the results of financing efforts and the ability to meet capital requirements, general economic conditions and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

PROSPECTUS SUMMARY

The Company

Pure Cycle Corporation is an investor owned water and wastewater service provider engaged in the design, construction, operation and maintenance of water and wastewater systems. We incorporated in 1976 in the State of Delaware. Our theory is that water is a precious commodity that is often undervalued and therefore used inefficiently. We primarily operate in the Denver, Colorado metropolitan area and have assets located in the Denver area, in southeastern Colorado in the Arkansas River, and on the western slope of Colorado. Our business practices are centered on efficient and environmentally responsible water management programs to ensure we have water to meet the long-term needs of our customers. Utilizing our water assets, we withdraw, treat, store and deliver water to our customers. We then collect wastewater from our customers which is treated and reused through dual distribution systems. A dual distribution system is one in which domestic water demands and irrigation water demands are provided through separate independent infrastructure. Our dual distribution systems promote efficient water resource management and reduce the amount of water that is “wasted” by traditional water systems which enable us to maximize the use of our valuable water supplies and allow us the ability to provide long-term water solutions on a regional basis.

Our water assets are comprised of the following annual entitlements:

•                                          Approximately 60,000 acre-feet of senior 1883 water rights in the Arkansas River and its tributaries represented by over 21,600 shares of the Fort Lyon Canal Company; (ii) approximately 17,500 acres of real property; and (iii) certain contract rights, tangible personal property, mineral rights, and other water interests associated with the real property;

•                                          We own approximately 11,650 acre-feet of water located at the Lowry Range Property located in Arapahoe County, Colorado, which we can “Export” from the Lowry Range Property to supply water to nearby communities and developers in need of additional water supplies (this water asset is referred to as our “Export Water”);

•                                          We have the exclusive rights to use, through 2081, approximately 17,620 acre-feet of water located at the Lowry Range Property. This water is required to be used specifically on the Lowry Range Property (collectively we refer to the 17,620 acre-feet of water designated for use on the Lowry Range Property and the 11,650 acre-feet of Export Water as our “Rangeview Water Supply”);

•                                          We own, subject to receipt of a water rights deed, approximately 350 acre-feet of groundwater pursuant to an Agreement for Water Service with Arapahoe County, which will be added to our overall Denver metropolitan water supply portfolio;

•                                          We own approximately 89 acre-feet of water located beneath Sky Ranch, which is a property located north of our Lowry Range property along I-70 in Colorado, together with the right to purchase an additional 671 acre-feet of water (for a total of 760 acre-feet), which will be used to provide water service to the initial 1,500 taps purchased at Sky Ranch; and

•                                          We own conditional water rights in western Colorado that entitle us to build a 70,000 acre-foot reservoir to store tributary water on the Colorado River; a right-of-way permit from the U.S. Bureau of Land Management for property at the dam and reservoir site; and four tributary water wells with a theoretical capacity to produce approximately 56,000 acre-feet of water annually (collectively known as the “Paradise Water Supply”).

The Denver metropolitan region continues to experience tremendous growth and with the limited availability of new water supplies, many metropolitan planning agencies are requiring property developers to demonstrate adequate water availability prior to any consideration for zoning requests for property development.  We believe we are well positioned to market and sell our water and wastewater services to municipalities, developers and homebuilders seeking to develop new communities both within the Lowry Range Property as well as in other areas in the growing Denver metropolitan region.

Our corporate offices are located at 8451 Delaware St., Thornton, Colorado 80260.  Our telephone number is (303) 292-3456.  Our web site is http://www.purecyclewater.com. The information on our website does not constitute part of this prospectus.

RISK FACTORS

Our business, operations, and financial condition are subject to significant risks.  We urge you to consider the following risk factors in addition to the other information contained in, or incorporated by reference into, this prospectus or any prospectus supplement.  If any of the following risks actually occur, our business, financial condition, results of operations or cash flows could be materially adversely affected.  In any such case, the trading price of our common stock could decline, and you could lose all, or a part, of your investment.

We are dependent on the development of Sky Ranch, the Lowry Range Property and other areas near our Rangeview Water Supply that are potential markets for our Export Water.

We expect that our principal source of future revenue will be from long term contracts with the State of Colorado Board of Land Commissioners (the “Land Board”), which expire in 2081 and entitle us to provide water service to the Lowry Range Property. In addition to the Lowry Range, we have service agreements with Sky Ranch, which entitle us to provide water service to the Sky Ranch development.  The timing and amount of these revenues will depend significantly on the development of these areas. The Lowry Range Property is owned by the Land Board, which is in the early stages of considering various development alternatives, but no timetable exists for development. As a component of the Sky Ranch Agreements, we are dependent on the development of the property prior to us receiving revenues for water service, which development is under the control of the developer. We are not able to determine the timing of water sales or the timing of development. There can be no assurance that development will occur or that water sales will occur on acceptable terms or in the amounts or time required for us to support our costs of operation. Because of the prior use of the Lowry Range Property as a military facility, environmental clean-up may be required prior to development, including the removal of unexploded ordnance. There is often significant delay in adoption of development plans, as the political process involves many constituencies with differing interests. In the event water sales are not forthcoming or development of the Lowry Range Property is delayed, we may incur additional short or long-term debt obligations or seek to sell additional equity to generate operating capital. In the event development of the Lowry Range Property and the surrounding areas is delayed, or the Land Board determines to limit the use of significant portions of the Lowry Range Property for open space, we may be required to incur additional short-term or long-term debt obligations or seek to sell additional equity to generate operating capital until demand arises for our water assets.

Our operations are significantly affected by the general economic conditions for real estate development and the pace and location of real estate development activities in the greater Denver metropolitan area, most particularly areas such as Sky Ranch which are close to our Rangeview Water Supply and thus are potential markets for our Export Water. Increases in the number of our water and wastewater connections, our connection fees and our billings and collections will depend on real estate development in this area. We have no ability to control the pace and location of real estate development activities which affect our business.

In order to utilize the Arkansas River water acquired in fiscal 2006, we have to apply for a change of use with the Colorado water court and this may take several years to complete.

The change of use of our Arkansas River water requires a ruling by the Colorado water courts, which could take several years and be a costly and contentious effort since it is anticipated that many parties will oppose the transfer of the water. There are several conditions which must be satisfied prior to our receiving a change of use decree for transfer of our Arkansas River water. One condition that we must satisfy is a showing of anti-speculation in which we, as the applicant must demonstrate that we have contractual obligations to provide water service to customers prior to the water court ruling on the transfer of a water right. The water court is also expected to limit the transfer to the “consumptive use” portion of the water right and to address changing the historic use of the water from agricultural uses to other uses such as municipal and industrial use. We expect to face opposition to any consumptive use calculations of the historic agricultural uses of this water. The water court may impose conditions on our transfer of the water rights such as requiring us to mitigate the loss of the farming tax base, imposing re-vegetation requirements to convert soils from irrigated to non-irrigated, and imposing water quality measures. Any such conditions will likely increase the cost of transferring the water rights.

Our net losses may continue and we may not have sufficient liquidity to pursue our business objectives.

We have experienced significant net losses and could continue to incur net losses. For the years ended August 31, 2006, 2005 and 2004, we had net losses of approximately $793,000, $1,051,000 and $1,976,000, respectively, on revenues of approximately $271,700, $234,700 and $205,000, in the respective periods. Our cash flows from operations have been insufficient to fund our operations in the past, and we have been required to raise debt and equity capital to remain in operation. Since 1998, we have raised approximately $10.1 million through the issuance of approximately 2.5 million shares of common stock to support our operations. Our ability to fund our operational needs and meet our business objectives will depend on our ability to generate cash from future operations. If our future cash flow from operations and other capital resources are insufficient to fund our operations and the significant capital expenditure requirements to build our water delivery systems, we may be forced to reduce or delay our business activities, or seek to obtain additional debt or equity capital, which may not be available on acceptable terms, or at all.

The rates we are allowed to charge customers are limited by the Rangeview Metropolitan District’s contract with the Land Board and our contract with the District and may be insufficient to cover our costs of construction and operation.

The prices we can charge for our water and wastewater services are subject to pricing regulations set in the District’s contract with the Land Board and our contract with the District. Both the tap fees and our usage rates and charges are based on the average of the rates of our rate-based districts. Annually we survey the tap fees and rates of our rate-based districts and set our tap fees and rates and charges based on the average of those charged by this group. Our costs associated with the construction of water delivery systems and the production, treatment and delivery of our water are subject to market conditions and other factors, which may increase at a significantly greater rate than the prices charged by our rate-based districts. Factors beyond our control and which cannot be predicted, such as drought, water contamination and severe weather conditions, like tornadoes and floods, may result in additional labor and material costs that may not necessarily be recoverable under our operations and maintenance contracts, creating additional differences from the costs of our rate-based districts. Increased customer demand can also increase the overall cost of our operations. If the costs for construction and operation of our water services, including the cost of extracting our groundwater, exceed our revenues, we may petition the Land Board for rate increases. There can be no assurance that the Land Board would approve a rate increase beyond the average of the rate-based districts. Our profitability could be negatively impacted if we experience an imbalance of costs and revenues and are not successful in receiving approval for rate increases.

We only have three employees and may not be able to manage the increasing demands of our expanding operations.

We expect our activities relating to the Sky Ranch Agreements to significantly expand our business, and we are actively pursuing additional development opportunities in areas near Sky Ranch, as well as opportunities near our recently acquired Arkansas River water. We currently have only three employees to administer our existing assets, interface with applicable governmental bodies, market our services and plan for the construction and development of our future assets. We may not be able to maximize the value of our water assets because of our limited manpower. We depend significantly on the services of Mark W. Harding, our President. The loss of Mr. Harding would cause a significant interruption of our operations. The success of our future business development and ability to capitalize on growth opportunities depends on our ability to attract and retain additional experienced and qualified persons to operate and manage our business. State regulations set the training, experience and qualification standards required for our employees to operate specific water and wastewater facilities. Failure to find state-certified and qualified employees to support the operation of our facilities could put us at risk, among other things, for operational errors at the facilities, for improper billing and collection processes, and for loss of contracts and revenues. We cannot assure you that we can successfully manage our assets and our growth.

Our business is subject to governmental regulation and permitting requirements. We may be adversely affected by any future decision by the Colorado Public Utilities Commission to regulate us as a public utility and to impose regulation.

The Colorado Public Utilities Commission (“CPUC”) regulates investor-owned water companies that hold themselves out to the public as serving, or ready to serve, all of the public in a service area. The CPUC regulates many aspects of public utilities’ operations, including the location and construction of facilities, establishing water rates and fees, initiating inspections, enforcement and compliance activities and assisting consumers with complaints.

Although we act as a service provider under contracts with quasi-municipal metropolitan districts that are exempt by statute from regulation by the CPUC, the CPUC could decide to regulate us as a public utility. If this were to occur, we might incur significant expense challenging the CPUC’s assertion of authority, and we may be unsuccessful. In the future, existing regulations may be revised or reinterpreted, and new laws and regulations may be adopted or become applicable to us or our facilities. If we become regulated as a public utility, our ability to generate profits could be limited and we might incur significant costs associated with regulatory compliance.

There are many obstacles to our ability to sell our Paradise Water Supply.

We currently earn no revenues from our Paradise Water Supply, which as of August 31, 2006 has a recorded cost of approximately $5.5 million. Our ability to convert our Paradise Water Supply into an income generating asset is limited. Due to the nature of the Paradise Water rights and agreements with other western slope water interests, our use of the Paradise Water Supply is limited to opportunities along the western slope. As part of our water court decree for the Paradise Water Supply, we are permitted to construct a storage facility on the Colorado River. However, due to the strict regulatory requirements for constructing an on-channel reservoir, completing the conditional storage right at its decreed location could be difficult. As a result, we cannot assure you that we will ever be able to make use of this asset or sell the water profitably.

Our Paradise Water Supply is also conditioned on a Finding of Reasonable Diligence from the water court every six years. To arrive at that finding, a water court must determine that we continue to diligently pursue the development of the water rights, either by us or by some third party who has a contractual commitment for its use. If the water court is unable to make such a finding, our right to the Paradise Water Supply would be lost and we would be required to impair the Paradise Water Supply asset and incur a $5.5 million charge against earnings. The State Engineers office began its latest review of our conditional water rights in fiscal 2005. At this time we are unable to estimate when the review will be complete or the outcome of this review.

Conflicts of interest may arise relating to the operation of the District.

Our officers, employees and a majority shareholder, constitute a majority of the directors of the Rangeview Metropolitan District and Pure Cycle, along with our officers and employees and one unrelated individual, own as tenants in common, the 40 acres that form the District. Pursuant to State law, directors receive $75 for each board meeting or a maximum compensation of $1,200 per year. We have made loans to the District to fund its operations. At August 31, 2006, total principal and interest owed to us by the District was approximately $452,200. The District is a party to our agreements with the Land Board and receives fees of 5% of the revenues from the sale of water on the Lowry Range Property and will hold title to the water distribution system at the Sky Ranch development. Proceeds from the fee collections will initially be used to repay the District’s obligations to us, but after these loans are repaid, the District is not required to use the funds to benefit Pure Cycle. We have received benefits from our activities undertaken in conjunction with the District, but conflicts may arise between our interests and those of the District, and with our officers who are acting in dual capacities in negotiating contracts to which both we and the District are parties. We expect that the District will expand when more properties are developed and become part of the District, and our officers acting as directors of the District will have fiduciary obligations to those other constituents. There can be no assurance that all conflicts will be resolved in the best interests of Pure Cycle and its stockholders. In addition, other landowners coming into the District will be eligible to vote and to serve as directors of the District. There can be no assurances that our officers and employees will remain as directors of the District or that the actions of a subsequently elected board would not have an adverse impact on our operations.

We are required to maintain stringent water quality standards and are subject to regulatory and environmental risks.

We must provide water that meets all federal and state regulatory water quality standards and operate our water and wastewater facilities in accordance with these standards. We face contamination and pollution issues regarding our water supplies. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality issues contribute to an environment of increased focus on water quality. In contrast with other providers in Colorado, we are combining the water delivery and wastewater treatment processes, which may introduce technical treatment issues that make compliance with water quality standards more difficult. We cannot assure you that we will be able in the future to reduce the amounts of contaminants in our water to acceptable levels. In addition, the standards that we must meet are constantly changing and becoming more stringent. For example, in February 2002, the U.S. Environmental Protection Agency lowered the arsenic standard in drinking water from 50 parts per billion to 10 parts per billion. Future changes in regulations governing the supply of drinking water and treatment of wastewater may have a material adverse impact on our financial results.

We handle certain hazardous materials at our water treatment facilities, primarily sodium hypochlorite. Any failure of our operation of the facilities in the future, including sewage spills, noncompliance with water quality standards, hazardous materials leaks and spills, and similar events could expose us to environmental liabilities, claims and litigation costs. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our future results of operations by increasing our costs for damages and cleanup.

Our contracts for the construction of water and wastewater projects may expose us to certain completion and performance risks.

We intend to rely on independent contractors to construct our water and wastewater facilities. These construction activities may involve risks, including shortages of materials and labor, work stoppages, labor relations disputes, weather interference, engineering, environmental, permitting or geological problems and unanticipated cost increases. These issues could give rise to delays, cost overruns or performance deficiencies, or otherwise adversely affect the construction or operation of our water and wastewater delivery systems.

In addition, we may experience quality problems in the construction of our systems and facilities, including equipment failures. We cannot assure you that we will not face claims from customers or others regarding product quality and installation of equipment placed in service by contractors.

Certain of our contracts may be fixed-price contracts, in which we may bear all or a significant portion of the risk for cost overruns. Under these fixed-price contracts, contract prices are established in part based on fixed, firm subcontractor quotes on contracts and on cost and scheduling estimates. These estimates may be based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials, and other issues. If these subcontractor quotations or cost estimates prove inaccurate, or if circumstances change, cost overruns may occur, and our financial results would be negatively impacted. In many cases, the incurrence of these additional costs would not be within our control.

We may have contracts in which we guarantee project completion by a scheduled date. At times, we may guarantee that the project, when completed, will achieve certain performance standards. If we fail to complete the project as scheduled, or if we fail to meet guaranteed performance standards, we may be held responsible for cost impacts and/or penalties to the customer resulting from any delay or for the costs to alter the project to achieve the performance standards. To the extent that these events occur and are not due to circumstances for which the customer accepts responsibility or cannot be mitigated by performance bonds or the provisions of our agreements with contractors, the total costs of the project could exceed our original estimates and our financial results would be negatively impacted.

Our customers may require us to secure performance and completion bonds for certain contracts and projects. The market environment for surety companies has become more risk averse. We secure performance and completion bonds for our contracts from these surety companies. To the extent we are unable to obtain bonds, we may not be awarded new contracts. We cannot assure you that we can secure performance and completion bonds where required.

We may operate engineering and construction activities for water and wastewater facilities where design, construction or system failures could result in injury to third parties or damage to property. Any losses that exceed claims against our contractors, the performance bonds and our insurance limits at facilities so managed could result in claims against us. In addition, if there is a customer dispute regarding performance of our services, the customer may decide to delay or withhold payment to us.

Weaknesses in the Company’s internal controls and procedures could have a material adverse effect on the Company.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). In making its assessment of internal control over financial reporting as of August 31, 2006, management used the criteria described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood a material misstatement of the annual or interim financial statements will not be prevented or detected.

Management determined that a material weaknesses in our internal control over financial reporting existed as of August 31, 2006. See Item 9A — Controls and Procedures — of our Annual Report on Form 10-K for the year ended August 31, 2006, for a description of this material weakness.

The material weakness identified resulted in an adverse opinion by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

We are developing a remediation plan and intend to implement remediation measures during fiscal 2007, designed to remediate the material weakness in our internal controls by August 31, 2007.  We cannot assure you as to when the remediation plan will be fully implemented, nor can we assure you that additional material weaknesses will not be identified by our management or independent accountants in the future. In addition, even after the remedial measures are fully implemented, our internal controls may not prevent all potential error and fraud, because any control system, no matter how well designed, can only provide reasonable and not absolute assurance that the objectives of the control system will be achieved.

Accounting for the Arkansas River Agreement is not finalized

The Company completed the acquisition of the Arkansas River Water Rights as of August 31, 2006 and has provided purchase accounting based on initial valuations which may be subject to change. We continue to evaluate future impacts on our balance sheet and statement of operations for fiscal years 2007 and continuing, which could result in a material impact to our financial statements.

SELLING STOCKHOLDERS

The common stock registered in the registration statement of which this prospectus is a part consists of the following:

•                  242,169 shares of common stock that have been issued to the Inco Securities Corporation (“Inco”) pursuant to the Purchase and Sale Agreement dated August 28, 2006 by and between Pure Cycle and Inco in exchange for (1) Inco’s rights to receive $4,698,001 pursuant to the Comprehensive Amendment Agreement No. 1, dated as of April 11, 1996 (the “CAA”), between Pure Cycle and certain investors (including Inco), and (2) the return to us of two Amended Term Notes, due in August 2007, for cancellation.  The Amended Term Notes had principal balances totaling $424,500 and accrued unpaid interest totaling $471,476.

•                  1,414,528 shares of common stock sold by the issuer to the remaining selling stockholders at fair market value pursuant to stock purchase agreements entered into between 1991 and 1996 and pursuant to the exercise of warrants in 2004, which warrants were issued in connection with loans made to us by the selling stockholders.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, as of December 11, 2006, by the selling stockholders.  The information in the table below is based upon information provided to us by the selling stockholders.  The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Unless otherwise noted, the person identified possesses sole voting and investment power with respect to the offered shares.

			Ownership After Offering(2)
Name	Number of Shares Beneficially Owned (1)	Number of Shares that May Be Sold	Number Shares	Percent
Apex Investment Fund II, L.P.	677,239	677,239	—	—
Environmental Private Equity Fund II Liquidating Trust	309,371	309,371	—	—
Environmental Venture Fund Liquidating Trust	241,362	241,362	—	—
Inco Securities Corporation	242,169	242,169	—	—
Productivity Fund II Liquidating Trust	186,556	186,556	—	—
Total	1,656,697	1,656,697

(1)          The shares of common stock considered beneficially owned by the selling stockholders are indicated.

(2)          Assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Apex Investment Fund II, L.P. (“Apex”) is controlled by several general partners including George Middlemas, a Pure Cycle director.

Environmental Private Equity Fund II Liquidating Trust (“EPFund”) is a party to a Voting Agreement, which obligates Margaret Hansson and Fletcher Byrom (both retired directors), TPC Ventures, LLC (as transferee of shares owned by former director Thomas Clark), Apex, Environmental Venture Fund Liquidating Trust, and Productivity Fund II Liquidating Trust to vote all of their shares of common stock in favor of a director candidate designated by EPFund.  The current EPFund director candidate is George Middlemas.

Each of the selling stockholders or their affiliates have at various dates prior to 1996 made an investment in Pure Cycle which resulted in the selling stockholder being entitled to a contingent return on such selling stockholder’s investment from the proceeds of the sale of Export Water pursuant to the CAA.   Inco sold all such rights to us as of August 28, 2006.

Inco is a Delaware corporation and an indirect wholly owned subsidiary of Inco Limited, a Canadian corporation, which is a public company whose shares are listed and traded on the Toronto Stock Exchange.  Our director, Richard L. Guido, was employed by Inco Limited from 1980 through February 2004.  Mr. Guido was Associate General Counsel of Inco Limited and President, Chief Legal Officer and Secretary of Inco United States, Inc.  Mr. Guido served as a member of the board from July 1996 through August 31, 2003, pursuant to a voting agreement with Inco.  That agreement is no longer in effect.  Mr. Guido rejoined our board in April 2004.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the offered shares by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the offered shares in non-sale transfers, may sell the offered shares directly to purchasers or through underwriters, broker-dealers or agents.  Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers.  These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The offered shares may be sold in one or more transactions:

•      at fixed prices;

•      at prevailing market prices at the time of sale;

•      at varying prices determined at the time of sale; or

•      at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•      on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•      in the over-the-counter market;

•      in transactions other than on these exchanges or services or in the over-the-counter market;

•      through the writing and exercise of options and warrants, whether these options and warrants are listed on an option or warrant exchange or otherwise; or

•      through the settlement of short sales.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the offered shares and deliver these shares to close out short positions, or loan or pledge the underlying shares to broker-dealers that in turn may sell these shares.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.  The selling stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the offered shares will be the purchase price of the shares less any discounts and commissions.  We will not receive any of the proceeds from the sale of the offered shares by the selling stockholders.

In order to comply with the securities laws of some jurisdictions, if applicable, the selling stockholders may sell the offered shares in some jurisdictions through registered or licensed broker dealers.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the offered shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”).  Any commissions paid, or discounts or concessions allowed, to any broker-dealer in connection with any distribution of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act.  At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts or commissions allowed or paid to broker-dealers.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

At the time of receipt of their shares, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the securities.  There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited financial statements as of August 31, 2006 and 2005 and for the years ended August 31, 2006 and 2005, included in our Annual Report on Form 10-K incorporated by reference herein, have been audited by Anton Collins Mitchell LLP, an independent registered public accounting firm, to the extent and for the period set forth in its reports, and are incorporated herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

The statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Pure Cycle Corporation for the year ended August 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede, as applicable, the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act of 1934 (the “Exchange Act”), are hereby incorporated by reference:

•      our Annual Report on Form 10-K for the year ended August 31, 2006; and

•      the description of our common stock contained in  our Registration Statement on form SB-2 (SEC File No. 333-114568) filed with the SEC on April 19, 2004.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.  Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings, at no cost, by writing, calling, or emailing Pure Cycle Corporation at 8451 Delaware St., Thornton, Colorado 80260, telephone: 303-292-3456, email: info@purecyclewater.com, and directed to the attention of Mark Harding, our President and CFO.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PURE CYCLE CORPORATION

COMMON STOCK

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission’s registration fee.

Registration Fee—Securities and Exchange Commission	$1,442.95
Legal Fees and Expenses	$15,000.00	*
Accountants Fees and Expenses	4,000.00	*
Miscellaneous	500.00	*
Total	$20,942.95	*

* Estimated.

The selling stockholders have paid none of the expenses related to this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pure Cycle Corporation is incorporated in the State of Delaware.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.  Pure Cycle’s Certificate of Incorporation contains such a provision.

The Certificate of Incorporation and Bylaws of Pure Cycle generally allow indemnification of officers and directors to the fullest extent allowed by law.  Pure Cycle currently intends to indemnify its officers and directors to the fullest extent permitted by the Certificate of Incorporation, Bylaws and Delaware Law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Pure Cycle.

ITEM 16.  EXHIBITS.

Exhibit No.	Description of Exhibit
4.1	Specimen Stock Certificate — Incorporated by reference to Registration Statement No. 2-62483

5.1	Opinion of Davis Graham & Stubbs LLP

10.1	Purchase and Sale Agreement dated August 28, 2006 — Incorporated by reference to Form 8-K filed September 1, 2006

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of Anton Collins Mitchell, LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)

ITEM 17.  UNDERTAKINGS.

(a)           We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that

A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 14, 2006.

PURE CYCLE CORPORATION

By:	/s/ Mark W. Harding
Name:	Mark W. Harding
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark Harding, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any pre- or post-effective amendments thereto and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark W. Harding	President and Chief Financial Officer and Director	December 14, 2006
Mark W. Harding	(Principal Executive and Financial and Accounting Officer)

/s/ Harrison H. Augur	Chairman of the Board	December 14, 2006
Harrison H. Augur

/s/ Mark D. Campbell	Director	December 14, 2006
Mark D. Campbell

/s/ Richard L. Guido	Director	December 14, 2006
Richard L. Guido

/s/ Peter C. Howell	Director	December 14, 2006
Peter C. Howell

/s/ George M. Middlemas	Director	December 14, 2006
George M. Middlemas

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Specimen Stock Certificate — Incorporated by reference to Registration Statement No. 2-62483

5.1	Opinion of Davis Graham & Stubbs LLP

10.1	Purchase and Sale Agreement dated August 28, 2006 - Incorporated by reference to Form 8-K filed September 1, 2006

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of Anton Collins Mitchell LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)